Exhibit 10.1
Execution Original

[*Designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission]

PURCHASE AND RIGHT OF FIRST PRODUCTION OR EXCLUSIVITY AGREEMENT
between
ORGANIC BY NATURE, INC.
and
RICEBRAN TECHNOLOGIES

This PURCHASE AND RIGHT OF FIRST PRODUCTION OR EXCLUSIVITY AGREEMENT (“Agreement”) is entered into as of May 24, 2016, by and between Organic By Nature, Inc., a California corporation with principal office located at 1495 Seabright Avenue, Long Beach, California 90813 (“Purchaser”) and RiceBran Technologies, a California corporation with principal office located at 6720 N Scottsdale Rd., Suite 390, Scottsdale, Arizona 85253 (“Supplier”) (each, a “Party” and, collectively, the “Parties”) on the following terms and conditions:

1.	BACKGROUND

1.1	The Supplier is primarily engaged in the development, manufacture and sales of proprietary and patented human food ingredients, functional food ingredients, and packaged functional food products.

1.2	The Purchaser operates multi-level marketing (MLM) and wholesale distribution of its own branded products, including MLM distribution of its “Purium Power Shake”, one or more of which contain Supplier’s patented and proprietary product: non-organic RiSolubles® (“RiSolubles®”).

1.3	The Purchaser markets and sells its finished Purium Power Shake products to its customers in Purchaser’s own name and for its own account.

1.4	Purchaser performs its own formulating, packaging and fulfilling of orders from its Purium and Pure Planet customers and is a supplier of ingredients to other manufacturers.

1.5	Purchaser has requested that Supplier find a source of organic RiSolubles® and Supplier is prepared to deliver an organic form of its patented and proprietary RiSolubles® product (“Organic RiSolubles®”) to Purchaser per the terms and conditions contained herein.

1.6	The Purchaser is not authorized to act in the name of or on behalf of the Supplier or use the Supplier’s name or its product names in any of its sales, marketing or promotional materials without the prior written consent of the Supplier.

1.7	The Supplier is not authorized to act in the name of or on behalf of the Purchaser or use the Purchaser’s name or its product names in any of its sales, marketing or promotional materials without the prior written consent of the Purchaser.

1.8	Nothing contained in this Agreement for Organic RiSolubles® will require Supplier to produce or offer for sale to Purchaser any quantity of non-organic RiSolubles®.

2.	BUSINESS PRACTICES - TRADE SECRETS.

2.1.	In the course of performing their tasks, the Parties shall act in a reputable and honest manner towards each other and towards all customers and any third parties. They shall perform their duties in accordance with sound business practices and in compliance with all applicable laws.

2.2	The Parties may not use (except as expressly permitted herein), disclose, pass on or exploit any trade secrets or other proprietary or confidential information of the other Party with which they obtain during the term of this Agreement. Each Party will use the same care to prevent disclosing to third parties the confidential information of the other Party as it employs to avoid disclosure, publication or dissemination of its own confidential information of a similar nature, but in no event less than a reasonable standard of care. Neither Party will use the confidential information of the other Party except in the performance of its obligations and exercise of its rights under this Agreement.

2.3	The Parties agree that no Confidential Information or any part thereof may be used by either Party or any of its Representatives for the enrichment, directly or indirectly, of such Party or its affiliates, without the express written consent of the other Party. The parties further agree that for a period of two (2) years following the termination date of this Agreement neither Party shall contact or attempt to contact, sell to, buy from, or transact business with any Party-provided sources that constitute Confidential Information of such Party without the written permission from that Party.

2.4	Each Party further agrees that, for a period of two (2) years from the termination date of this Agreement, such party will not, without the prior written consent of the other party, directly or indirectly, solicit for employment or hire any employee of the other party or of any of the other party’s affiliated entities; provided, however, that the foregoing provision will not prevent a party from employing any such person who contacts that party on his or her own initiative due to a general advertisement or other general solicitation without any direct or indirect solicitation by or encouragement from such party.

2.5
The Purchaser agrees that, during the Term of this Agreement, it and its affiliates shall not, and shall not allow its respective officers, directors and employees to directly or indirectly engage in the development or manufacture of rice bran based products and derivatives unless the ingredients for such products are purchased from Supplier.

3.	MINIMUM PURCHASE REQUIREMENTS, RIGHT OF FIRST PRODUCTION, & EXCLUSIVITY

3.1.	The Purchaser agrees to purchase the following minimum quantities of Organic RiSolubles® from the Supplier before the end of each calendar month during the Term of this Agreement, as follows:

Period	Minimum Purchase Quantity (Per Calendar Month)	Purchase Price
08/01/2016-12/31/2016	[*] pounds	$[*] / pound
01/01/2017-06/30/2017	[*] pounds	$[*] / pound
07/01/2017-12/31/2017	[*] pounds	$[*]/ pound
01/01/2018-12/31/2018 01/01/2019-12/31/2019	[*] pounds [*] pounds	$[*] / pound $[*] / pound

Purchaser further agrees that it will use its best commercial efforts to develop and market functional food products based on Supplier’s Organic RiFiber, the co-product that results in equal quantities from the production of Organic RiSolubles® produced by Supplier and will use its best commercial efforts to assist Supplier in selling any Organic RiFiber that it is unable to use in its own products.

Supplier will apply for the trademark “ProtoFiber”, or a similar mutually agreeable trademark, to create an exclusive Organic RiFiber SKU for Purchaser under an exclusive product trade name.

3.2.	The Purchaser agrees that the quantities set out in Section 3.1 above represent the minimum purchase for each month during the term of this Agreement, and that for each month Purchaser will order and receive shipments of at least those minimum quantities prior to the end of each such month. The Supplier agrees that:

(i) ) during the period that Purchaser meets the minimum monthly purchases outlined above, Purchaser will have exclusive rights to purchase Organic RiSolubles® from Supplier (“Exclusivity”);
(ii) Purchaser may order more than the minimum purchase quantity for delivery within a given month, so long as (a) Supplier has additional organic rice bran that is not allocated for other products and that is available for the production of Organic RiSolubles® (as determined in Supplier’s sole discretion) and (b) orders for excess quantities are placed in line with the ordering procedures defined in section 4.1 below; and
(iii) so long as Purchaser meets the minimum purchase requirements to maintain exclusive purchase rights under this Agreement, then Purchaser may use the word “exclusive” in its marketing and promotion to describe its rights to Organic RiSolubles®.

The purchase price set out in Section 3.1 shall apply to all quantities of Organic RiSolubles® purchased by Purchaser.

3.3.	The Purchaser agrees that in the event that Purchaser’s actual orders for Organic RiSolubles® fall below the minimum monthly quantities agreed herein for three consecutive months or a total of 4 months in any calendar year, then the Supplier will no longer be obliged to sell exclusively to Purchaser and may sell its Organic RiSolubles® to any other party so long as sales to a third party are priced at no less than the purchase prices agreed herein. So long as purchases achieve at least 85% of the minimum purchase quantities set out in Section 3.1, Purchaser shall maintain its Right of First Production, but not exclusivity, as described herein. If Supplier sells to a third party at a lower price than the price set out in Section 3.1 herein, then the prices for Purchaser shall be reduced to the lowest price paid by any third party. Purchaser agrees that Purchaser will not sell any ingredients purchased from Supplier to any third party at prices lower than the prices paid by Purchaser to Supplier.

3.4.	Purchaser agrees to pay to the Supplier on or before June 15, 2016, a one-time, non-refundable payment of [*](“Rights Payment”) in exchange for a first priority right to purchase available Organic RiSolubles® from Supplier during the Term of this Agreement, as defined herein (“Right of Production”). The Right of Production shall mean that Purchaser’s orders of Organic RiSolubles® shall take precedence over the Organic RiSolubles® orders of any third party and shall supersede the production rights of any third party so long as purchase orders from Purchaser are timely delivered per the terms of Section 4.1 below. This Agreement will become effective as of the date of receipt of the Rights Payment if paid within the time frame described herein (the “Effective Date”).

3.5.	The Rights Payment shall entitle Purchaser to the Right of Production as described herein and to a “Rights Payment Discount” against future orders made by Purchaser. Because the term of this Agreement is 42 months, the Rights Payment shall be applied as a discount to Monthly Purchase Orders sent to Supplier at the rate of $[*] per month for each month during the term of this Agreement up to a total Rights Payment Discount amount of $[*] (42 X $[*] = $[*]) as further described in Section 7.4 below.

3.6.	Supplier agrees and acknowledges that if, in a given month, Purchaser timely orders a quantity of Organic RiSolubles® that (1) Supplier is unable to fulfill and (2) Supplier sent Organic RiSolubles® in that same month to another party, that Purchaser shall be entitled to return the unapplied balance of the Rights Payment within thirty (30) days of written notice from Purchaser. Supplier shall take no actions that shall degrade, diminish, impair, infringe, or reduce the Right of Production or Exclusivity rights.

3.7.	The Parties agree that Supplier will be the exclusive supplier of rice bran based products and derivatives to Purchaser. Purchaser will be prohibited from sourcing rice bran based products and derivatives from third parties; provided, however, that if for any reason Supplier is unable, for any consecutive thirty (30) day period, to meet Purchaser’s accepted and timely forecast binding purchase orders, then Supplier will license or otherwise make available to a third party manufacturer selected and approved by Purchaser with Supplier’s consent (not to be unreasonably withheld) its manufacturing trade secrets in order to allow such third party manufacturer to produce the Supplier’s Ingredients on industry standard terms and conditions. Supplier agrees to reasonably cooperate with said third party manufacturer and to contribute its best efforts to insuring Organic RiSolubles® production continuity for Purchaser. Purchaser will be permitted to contract with approved third party manufacturers to obtain a replacement supply of the Supplier’s Ingredients until such time as Supplier is in a position to resume supplying the Ingredients; as soon as Supplier is in a position to resume supply of the Ingredients, Purchaser will immediately return to exclusively purchasing the Ingredients from Supplier; provided, that in connection with return to purchasing exclusivity with Supplier, Purchaser shall not be made to suffer a default of any kind nor financial or other penalty (including honoring this Agreement) under any contract entered into with such third party manufacturers so long as Purchaser takes all commercially reasonable action necessary to minimize the transition period for the return of production to Supplier, which shall include without limitation allowing Supplier at its sole discretion the right (but not the obligation) to pay any financial or other penalty required to terminate the third party manufacturers. In the event Supplier does not supply the necessary information with which Purchaser engages another supplier in the event of a default in supply as stated above, Purchaser shall have the right to financial damages as determined by a court of competent jurisdiction. In the event of a filing for bankruptcy protection by Purchaser or disillusion of Purchaser, or should Purchaser cease to exist as a corporate entity, this agreement shall immediately terminate and any remaining balance of the Rights Payment shall accrue to the Supplier.

4.	OTHER OBLIGATIONS OF THE PURCHASER

4.1.	Purchaser (either Purchaser directly or Purchaser’s agent(s)) agrees to provide Supplier by the 15th of each month a sales forecast by month for the following six (6) months detailing expected purchase quantities of Organic RiSolubles® (the “Rolling Forecast”) and other products, if applicable. Purchaser agrees that, as part of the Rolling Forecast, the order quantities detailed for the first three (3) months of the applicable six (6) month Rolling Forecast will, upon confirmation by Supplier, each be deemed by the Parties hereto as a binding Monthly Purchase Order (“MPO”) which shall then serve as the minimum purchase quantity for that given month. Supplier shall notify Purchaser if it believes reasonably anticipates it cannot produce enough Organic RiSolubles® for purchase quantities represented in the Rolling Forecast. Purchaser may, following establishment of a binding MPO, request to edit the MPO by increasing the amount of Organic RiSolubles® to be purchased, which Supplier shall use its commercially reasonable best efforts to supply. Supplier agrees to assist Purchaser in development of a planning and forecasting process. At the request of Purchaser, Supplier agrees to provide Purchaser and/or Purchaser’s agent(s), with rolling six (6) month production capability forecasts on a monthly basis.

4.2.	The Purchaser and the Supplier agree that Supplier will issue a public announcement of this Agreement within five (5) business days of the Effective Date. The content of the initial announcement and any future announcements related to this agreement will be mutually agreed between the Parties in writing in advance of release by either Party, with such approval not to be unreasonably withheld.

5.	PERMITS, AUTHORIZATIONS, REGISTRATIONS, & SET OFF

It is the responsibility of the Purchaser and/or Purchaser’s agents, to obtain all necessary permits, authorizations, registrations and other matters necessary for the lawful marketing and sale of their products.  The Purchaser shall take all necessary action to cause any and all Organic RiSoluble® information and materials to conform to all laws, regulations, and rules including California Proposition 65. Purchaser shall not be entitled to any right of set-off.

6.	ASSIGNMENT

Without the prior written consent of the other Party, neither Party shall be entitled to assign or transfer in any way any of his rights or obligations according to this Agreement to any third party.

7.	PRICES AND ALTERATIONS OF PRICES – DELIVERY

7.1.	The Purchaser shall pay the Supplier the purchase price for the Organic RiSolubles® as set out in Section 3.1 of this Agreement. Prices may be revised by the Supplier upon ninety (90) days written notice to the Purchaser provided (1) all cost increases are exclusively “pass through” cost increases in raw material costs, meaning there is no profit margin in the price increases for Supplier, (2) the prices shall not increase more than ten percent (10%) beyond the automatic price increases in a given twelve (12) month period, and (3) Purchaser has the option to terminate this Agreement with no penalty upon a non-automatic price increase (i.e. a price increase beyond the agreed upon pricing structure herein). New product prices will be effective as of the first purchase order issued by the Purchaser to the Supplier following the ninety (90) day written price change notice.

7.2.	The Purchaser shall deliver purchase orders to the Supplier of form and content acceptable to the Supplier for the purpose of purchasing product hereunder consistent with the Rolling Forecast procedure outlined in Section 4.1 above. Each such purchase order shall set forth the information reasonably required by the Supplier, including the delivery destination, the proposed shipment date, and any other special instructions regarding the Organic RiSolubles®. All purchase orders accepted by the Supplier are non-cancelable.

7.3.	All Organic RiSolubles® ordered will be shipped F.O.B. the Supplier’s designated warehouse in Sacramento , California and the Purchaser shall be responsible for all risk of loss and damage to the goods upon delivery by the Supplier to the carrier at the Supplier’s warehouse or the Supplier’s designated vendor’s warehouse.

7.4.	Purchaser will pay the Supplier fifty percent (50%) of the value of each MPO within five (5) days of placement of such MPO. Purchaser will pay the remaining fifty percent (50%) of each MPO within thirty (30) days from the date of shipment of the Organic RiSolubles® to Purchaser FOB Supplier’s distribution center. The Rights Payment Discount for each MPO will be applied by Purchaser to the initial fifty percent (50%) payment related to each monthly MPO. With respect to any amount due under this Agreement that is not paid when due, the Purchaser agrees to pay a late fee of one and one half percent (1.5%) per month until paid in full. Purchaser also agrees to prioritize all payments due to Supplier over and above all other suppliers in consideration of this Right First of Production or Exclusivity Agreement.

7.5.	The occurrence of a force majeure, in the form of war, whether declared or not, insurrection, fire, government intervention, government requirements, national disasters, strikes, lock-outs, export or import embargoes, accidents during transportation that are not within the reasonable control of Supplier, damage to the production facilities of the Supplier, shortage of labor, shortage or non-delivery of materials, fuel or power or any other circumstances beyond the control of the Supplier, including late delivery by the Supplier's own suppliers, that conclusively or for a period of time prevents delivery, shall constitute a basis for failure to deliver as required hereunder by the Supplier, who shall be entitled to a corresponding extension of the time for delivery or the right to cancel the order without thereby incurring any liability as a result. Should a production disruption qualified under force majeure persist for thirty (30) days or more, the provisions of Section 3.6 of this Agreement shall take effect.

8.	NOTIFICATION OF DEFECTS - LIABILITY FOR DEFECTS

8.1.	Supplier warrants, as its sole warranty, that the Organic RiSolubles® will conform to the Supplier’s published specifications for the Organic RiSolubles®. The Purchaser, and/or the Purchaser’s agents, shall inspect the Organic RiSolubles® immediately on the Supplier's delivery and notify the Supplier of any defects promptly following delivery. Any claim by the Purchaser based on defect of quantity or quality, which is apparent upon reasonable inspection upon delivery of the Organic RiSolubles® or part thereof, must be identified to the Supplier as soon as possible and in any event confirmed in writing within fifteen (15) days of delivery of the Organic RiSolubles®. Beyond this time limit no claims will be considered by the Supplier. In the event that the defect is not apparent during a thorough inspection of the Organic RiSolubles® at the time of delivery, the Purchaser shall give notice of the defect immediately upon discovery of such defect but in no case later than thirty (30) days following receipt of such delivery.

8.2.	EXCEPT AS RELATES TO ITS OBLIGATIONS TO PURCHASER UNDER SECTIONS 3.4, 3.6, 3.7, 4.1, 7.1, 7.5, 9.1,, AND ITS WARRANTY IN SECTION 8.1, IN NO EVENT WILL THE SUPPLIER BE LIABLE TO THE PURCHASER OR ITS AGENTS OR CUSTOMERS OR ANY THIRD PARTY FOR LOST PROFITS, PRODUCTION, BUSINESS OPPORTUNITIES, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND, OR TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, PERSONAL INJURY OR PROPERTY DAMAGE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE). IN NO EVENT WILL THE PURCHASER BE LIABLE TO THE PURCHASER OR ITS AGENTS OR CUSTOMERS OR ANY THIRD PARTY FOR LOST PROFITS, PRODUCTION, BUSINESS OPPORTUNITIES, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND, OR TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, PERSONAL INJURY OR PROPERTY DAMAGE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE).

8.3.	THE SUPPLIER’S TOTAL AND CUMULATIVE LIABILITY TO PURCHASER ARISING OUT OF OR IN CONNECTION WITH ANY PRODUCTS PURCHASED BY THE PURCHASER HEREUNDER WILL IN NO EVENT EXCEED THE TOTAL AMOUNT PAID BY THE PURCHASER UNDER THIS AGREEMENT. THE LIMITATIONS SET FORTH IN THIS SECTION 8 WILL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

8.4.	THE SUPPLIER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO THE PURCHASER OR TO ANY THIRD PARTY, WHETHER EXPRESS OR IMPLIED (INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS OF PRODUCTS FOR A PARTICULAR PURPOSE), EXCEPT FOR THE EXPRESS LIMITED WARRANTY SET FORTH ABOVE.

9.	INDEMNIFICATION; PRODUCT LIABILITY

9.1.	The Supplier shall indemnify and hold harmless the Purchaser from and against any and all liabilities and expenses, including without limitation, claims, damages, judgments, awards, settlements, investigations, costs and reasonable legal fees (hereinafter “Claims”), which the Purchaser may incur or become obligated to pay as a result of (i) product liability claims arising from the use of the Organic RiSolubles® in compliance with the Supplier’s intended purposes, (ii) or the breach by the Supplier of any of its representations, warranties, covenants or obligations under this Agreement. Notwithstanding the foregoing, the Supplier shall not be obligated to pay for any Claims resulting from the Purchaser’s, or any of its subsidiary’s, affiliate’s, representative’s or agent’s repackaging or blending of the Organic RiSolubles® with any other ingredients, or negligent or wrongful acts or omissions, or from any improper use of the Organic RiSolubles®.

9.2.	The Purchaser shall defend, indemnify and hold harmless the Supplier and its employees, and agents from and against any and all Claims which any of them may incur or become obligated to pay arising out of or resulting from (i) the breach by the Purchaser of any of its obligations, representations, warranties, or covenants under this Agreement, (ii) the conduct of the Purchaser, its agents, or representatives and (iii) any failure of the Purchaser, its agents, representatives or sub-Purchasers to comply with applicable laws.

9.3.	Promptly after learning of the occurrence of any event which may give rise to its rights under the provisions of this Section, any Party seeking to enforce such right (hereinafter a “Claiming Person”) shall give written notice of such matter to the Party against whom enforcement of such rights is sought (hereinafter the “Indemnifying Party”). The Claiming Person shall cooperate with the Indemnifying Party in the negotiation, compromise and defense of any such matter. The Indemnifying Party shall be in charge of and control such negotiations, compromise and defense and shall have the right to select counsel with respect thereto, provided the Indemnifying Party shall promptly notify the Claiming Person of all material developments in the matter. In no event shall the Indemnifying Party compromise or settle any such matter without the prior consent of the Claiming Person, which shall not be bound by any such compromise or settlement absent its prior consent.

10.	PATENTS AND TRADEMARKS

10.1.	All rights related to patents, trademarks, and other intellectual property of the Supplier belonging to the Supplier shall remain Supplier’s sole property. To the extent that the Purchaser acquires any rights in or to any of the Supplier’s trademarks used in connection with any of the Organic RiSolubles®, the Purchaser hereby assigns and transfers all such rights to the Supplier. All rights related to patents, trademarks, and other intellectual property of the Purchaser belonging to the Purchaser shall remain Purchaser’s sole property. To the extent that the Supplier acquires any rights in or to any of the Purchaser’s trademarks used in connection with any products containing Organic RiSolubles®, Organic RiFiber, ProtoFiber or other marks, the Supplier hereby assigns and transfers all such rights to the Purchaser. Purchaser agrees to use Supplier’s trademarks on ingredient decks of products containing Supplier’s process patented products including RiSolubles®, RiFiber, Organic RiSolubles®, Organic RiFiber and/or ProtoFiber or any other trademark developed exclusively for Purchaser. Purchaser may also, in its sole discretion, use the process patent numbers related to Supplier’s process patented ingredients in its marketing and ingredient decks.

10.2.	The Purchaser shall neither register, nor have registered, any of the above-mentioned trademarks, trade names or symbols of the Supplier (or which are similar to those of the Supplier). The Supplier shall neither register, nor have registered, any of the above-mentioned trademarks, trade names or symbols of the Purchaser (or which are similar to those of the Purchaser).

10.3.	The Purchaser shall inform the Supplier of all acts of unfair competition effecting the Supplier, and of all infringements of industrial property rights of the Supplier, which come to its notice. The Purchaser shall assist the Supplier to the best of its abilities to protect himself against such acts and infringements.

11.	TERM AND TERMINATION

This Agreement shall remain in force for a period of forty two (42) months from the Effective Date and may be renewed for an additional twelve (12) month periods if agreed in writing by both Parties (“Term”). This Agreement shall terminate upon any of the following (referred to herein as “Cause”):

(i)	Supplier may terminate this Agreement if:
(A)	Purchaser fails to cure any payment default by Purchaser within five (5) days after written notice thereof from Supplier; or

(B)	Purchaser fails to cure any other breach of this Agreement by Purchaser within thirty (30) days after notice thereof from Supplier;

(ii)	Purchaser may terminate this Agreement if Supplier fails to cure any breach of this Agreement by Supplier within thirty (30) days after notice thereof from Purchaser; and

(iii)	This Agreement shall immediately terminate if either party files for bankruptcy court protection or has a receiver appointed for it or its property that is not dismissed within ninety (90) days, or makes an assignment for the benefit of creditors.

12.	EFFECT OF TERMINATION

12.1.	No claims for indemnity or compensation can be lodged:

(i)	by reason of the termination of this Agreement, save where such claims are based on the breach of this Agreement by one of the Parties; or

(ii)	for indirect losses (e.g. loss of profit) or loss of customers.

12.2.	On the date of termination or expiration of this Agreement, all rights and obligations granted under or imposed by this Agreement will cease and terminate. Notwithstanding any other provision to the contrary contained herein, such expiration or termination shall not affect any right of a Party to indemnification hereunder or to any claim, demand, liability or right of a Party arising pursuant to this Agreement prior to the expiration or termination hereof.

13.	CHOICE OF LAW AND VENUE; ARBITRATION

13.1.	This Agreement is subject to, and shall be construed in accordance with and governed by the laws of the state of California notwithstanding its conflict of law provisions.

13.2.	All disputes or claims arising out of, or in connection with, this Agreement or the breach, termination or invalidity thereof or of any provision herein shall be finally resolved by binding arbitration conducted in accordance with the international rules of the American Arbitration Association (“AAA”). The fees of the arbitrator and the other reasonable and documented costs of the prevailing Party in any arbitration pursuant to this Section, including reasonable attorneys' fees, shall be borne by the non-prevailing Party, unless otherwise determined by the arbitrator. The arbitration shall take place in the city of the Party not bringing an action against the other. and shall be conducted in English. The award of the arbitrator shall be final and binding on the Parties, the Parties hereby waiving any right of review or appeal thereof. The award may be presented by either Party for enforcement in any court of competent jurisdiction. The Parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of this arbitration provision and any award rendered hereunder. In any such enforcement action neither Party will seek to invalidate or modify the decision of the arbitrator or otherwise to invalidate or circumvent the procedures set forth in this Section as the sole and exclusive means of settling or resolving such dispute. Notwithstanding the foregoing, nothing in this Section shall prevent either Party from seeking temporary or permanent injunctive relief from a court of competent jurisdiction. Likewise the Parties hereby authorize the arbitrator to grant interim relief.

14.	GENERAL PROVISIONS

14.1.	In the event that any provision or any portion of any provision contained in this Agreement is invalid, illegal or unenforceable, the remaining provisions and, in the event that a portion of any provision is invalid, illegal or unenforceable, the remaining portion of such provision shall, nevertheless, remain in full force and effect.

14.2.	Alterations and supplements to this Agreement must be made in writing in order to have legal force.

14.3.	This Agreement has been made out in two identical copies, with either of the Parties thereto receiving one (1) copy.

14.4.	This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and assigns. Neither Party is an employee or agent of the other party. Each Party is and shall at all times remain an independent contractor.

14.5.	This Agreement and the related purchase orders (the terms of which shall not alter and shall be subject in all respects to the terms of this Agreement) sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and supersedes any prior discussions or agreements between them. In the event of a conflict between this Agreement and any purchase order, the terms and conditions of this Agreement shall prevail.

14.6.	The Parties shall not originate any publicity, news release or other public announcement, written or oral, relating to this Agreement without the prior written approval of all Parties hereto, except as otherwise required by Law. Such approval shall not be unreasonably withheld.

14.7.	Any notice or other communication in connection with this Agreement must be in writing and, if by mail, by email, by certified mail or registered airmail, return receipt requested, or by prepaid special courier and shall be effective when sent to the addressee at the address listed herein for such Party or such other address as the addressee shall have specified in a notice actually received by the addressor.

14.8.	In the event that any provision of this Agreement is held by a trier of fact to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the Parties in such jurisdiction shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable.

The terms and conditions of this Purchase and Right of First Production or Exclusivity Agreement are agreed as of the Effective Date.

For RiceBran Technologies,		For Organic By Nature, Inc.,
a California corporation		a California corporation

/s/ W. John Short		/s/ David Sandoval
By:	W. John Short	By:	David Sandoval
	CEO & President		CEO